Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

May 22, 2017

Board of Directors

Playa Hotels & Resorts N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, the Netherlands

Ladies and Gentlemen:

We have acted as counsel to Playa Hotels & Resorts N.V., a Dutch public limited liability company (naamloze vennootschap) (the “Company”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed on the date hereof by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to registration under the Securities Act of up to 6.7 million ordinary shares, par value €0.10 per share, of the Company (the “Ordinary Shares”), proposed to be issued pursuant to the offer of the Company to exchange 0.1 Ordinary Shares for each warrant to acquire Ordinary Shares (the “Offer”). References in this opinion letter to the Registration Statement include the prospectus describing the Offer forming a part of the Registration Statement (the “Prospectus”).

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the Registration Statement (including all exhibits and schedules thereto) and such other instruments and documents related to the formation, organization and operation of the Company or to the consummation of the Offer and the transactions contemplated thereby as we have deemed necessary or appropriate.

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com

Board of Directors Playa Hotels & Resorts N.V.	May 22, 2017

1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2. All representations, warranties, and statements made or agreed to by the Company and by its management, employees, officers, directors, and stockholders in connection with the Offer, including, but not limited to, those set forth in the Registration Statement are, or will be, true, complete and accurate at all relevant times.

3. The Offer will be consummated as described in the Registration Statement.

Opinion — U.S. Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that all of the statements set forth in the Registration Statement pertaining to U.S. federal income tax law (specifically including federal income tax law discussion in the Prospectus under the heading “The Offer and Consent Solicitation — Material U.S. Federal Income Tax Consequences”), to the extent they constitute summaries of matters of United States federal income tax law or legal conclusions with respect thereto, accurately summarize the matters described therein in all material respects.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the United States Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion. The Company has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the date hereof.

2. This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Offer or any other transaction (including any transaction undertaken in connection with the Offer).

Board of Directors Playa Hotels & Resorts N.V.	May 22, 2017

3. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth in the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the Registration Statement or to any transaction whatsoever, including the Offer, if all the transactions described in the Registration Statement are not consummated in accordance with the terms of the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the “The Offer and Consent Solicitation - Material U.S. Federal Income Tax Consequences” section of the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ HOGAN LOVELLS US LLP